Exhibit 99.1

Segment Reporting Change
In connection with an organizational change made in the first quarter of fiscal year 2020, in order to further align the Company’s portfolio of services, the results for the Company’s wealth management advisor solutions services that were previously reported in the Company’s ICS reportable segment are now reported within the GTO reportable segment. As a result, the impact of this change on the Company’s reported prior period segment revenues and earnings before income taxes results would have been as follows:

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$42.8 million of revenues and $2.2 million of earnings before income taxes of the Company’s ICS reportable segment would have been included in the Company’s GTO reportable segment for the fiscal year ended June 30, 2019;

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$46.3 million of revenues and $5.5 million of earnings before income taxes of the Company’s ICS reportable segment would have been included in the Company’s GTO reportable segment for the fiscal year ended June 30, 2018; and

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$43.6 million of revenues and $3.7 million of earnings before income taxes of the Company’s ICS reportable segment would have been included in the Company’s GTO reportable segment for the fiscal year ended June 30, 2017.

The amounts above have not been audited by an independent registered public accountant. The impact of this organizational change has not been reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (the “2019 Annual Report”) and is not an amendment to, or restatement of, such 2019 Annual Report. In addition, there is no change to the Company’s consolidated financial results as a result of the change in reportable segments.